U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                 FORM 12B - 25

                          NOTIFICATION OF LATE FILING
                                 (CHECK ONE):
      [   ] Form 10-K [   ] Form 20-F [   ] Form 11-K [ X ] Form 10-Q
      [   ] Form N-SAR
       For the Period Ended:   ____________NOVEMBER 2, 1996_________________


       [   ] Transition Report on Form 10-K
       [   ] Transition Report on Form 20-F
       [   ] Transition Report on Form 11-K
       [   ] Transition Report on Form 10-Q
       [   ] Transition Report on Form N-SAR
       For the Transition Period Ended:
_______________________________________________________________________________
   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.
       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
____________________________________________________________________________

       If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
____________________________________________________________________________
____________________________________________________________________________
____________________________________________________________________________


PART I -- REGISTRANT INFORMATION
          _______________________SUCCESSORIES,INC.__________________________

      Full Name of Registrant
      Former Name if Applicable
___________________________________________________________________________
      Address of Principal Executive Office (STREET AND NUMBER)
      _________________________919 Springer Drive___________________________
      City, State and Zip Code
________________________________LOMBARD, ILLINOIS 60148____________________



PART II -- RULES 12B-25 (B) AND (C)
____________________________________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
      (a) The reasons described in feasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
___________________________________________________________________________

PART III -- NARRATIVE
____________________________________________________________________________
State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.
                                              (Attached Extra Sheets if Needed)
__________________________**SEE BELOW_______________________________________

PART IV -- OTHER INFORMATION
___________________________________________________________________________

      (1) Name and telephone number of person to contact in regard to this notification
                     _____TIMOTHY WARD_____________630-953-1222  EXT. 5319__
                           (Name)           (Area Code)   (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X ] Yes     [   ] No
      (3) Is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [   ] Yes    [ X ] No
      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      ________________________  SUCCESSORIES, INC.__________________________
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

      Date ___NOVEMBER 17, 1996______________      By
______________________________________

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
____________________________________________________________________________

                                   ATTENTION

       Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
____________________________________________________________________________


**Successors, Inc. (the "Registrant") is requesting an extension for filing its Form 10-Q for the fiscal nine months ended November 2, 1996. The computer system within the Company was inoperable for a significant time period and this has curtailed the Registrant's ability to timely complete the required financial data prior to the filing date.